Exhibit 10.16

AMENDED AND RESTATED

EXECUTIVE CHANGE OF CONTROL AGREEMENT

This AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL AGREEMENT (“Agreement”) is made as of the 6th day of May, 2008, between CIRCOR, Inc., a Massachusetts corporation (the “Company”), and Andrew William Higgins (“Executive”).

WHEREAS, the Company presently employs Executive in which capacity Executive serves as an officer of the Company and its Parent (as defined below); and

WHEREAS, the Board of Directors of the Parent (the “Board”) recognizes the valuable services rendered to the Company, the Parent and their respective affiliates by Executive; and

WHEREAS, the Board has determined that it is in the best interests of the Company, the Parent and their affiliates to encourage in advance the continued loyalty of Executive as well as Executive’s continued attention to his assigned duties and objectivity in the event of a threatened or possible change in control of the Parent; and

WHEREAS, the Company and Executive have previously entered into that certain Executive Change of Control Agreement dated February 15, 2005 (the “Original Agreement”); and

WHEREAS, in connection with Executive’s promotion to the position of Chief Executive Officer of the Parent, the Company and Executive wish to amend and restate the Original Agreement,

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean: (a) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (b) criminal or civil conviction of Executive, a plea of nolo contendere by Executive or conduct by Executive that would reasonably be expected to result in material injury to the reputation of the Company if he were retained in his position with the Company, including, without limitation, conviction of a felony involving moral turpitude; (c) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Board; or (d) a violation by Executive of the Company’s employment policies which has continued following written notice of such violation from the Board.

“Change in Control” shall mean any of the following:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Parent, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Parent or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Parent representing twenty-five percent (25%) or more of either (A) the combined voting power of the Parent’s then outstanding securities having the right to vote in an election of the Parent’s Board (“Voting Securities”) or (B) the then outstanding shares of Parent’s common stock, par value $0.01 per share (“Common Stock”) (other than as a result of an acquisition of securities directly from the Parent); or

(b) Incumbent Directors (as defined below) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board; or

(c) The stockholders of the Parent shall approve (A) any consolidation or merger of the Parent where the stockholders of the Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d3 under the Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the Parent or other party issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Parent or (C) any plan or proposal for the liquidation or dissolution of the Parent.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Parent which, by reducing the number of shares of Common Stock or other Voting Securities outstanding, increases the proportionate number of shares beneficially owned by any person to twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities or Common Stock (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Parent) and immediately thereafter beneficially owns twenty-five percent (25%) or more of either (A) the combined voting power of all of the then outstanding Voting Securities or (B) Common Stock, then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

“Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) a material diminution or other material adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (B) an involuntary material reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all management employees; (C) a material breach of this Agreement by the Company; or (D) a material change in the geographic location at which Executive provides services to the Company.

“Good Reason Process” shall mean that (a) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (b) Executive notifies the Company in writing of the occurrence of the Good Reason event within 60 days of such occurrence; (c) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (d) notwithstanding such efforts, the Good Reason event continues to exist; and (e) Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason event during the Cure Period, Good Reason shall be deemed not to have occurred.

“Incumbent Directors” shall mean persons who, as of the Commencement Date, constitute the Board; provided that any person becoming a director of the Parent subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.

“Parent” shall mean CIRCOR International, Inc., a Delaware corporation as well as its successors by merger or otherwise.

2. Term. The term of this Agreement shall extend from the date hereof (the “Commencement Date”) until the first anniversary of the Commencement Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on the first anniversary of the Commencement Date and each anniversary thereafter unless, not less than 90 days prior to each such date, either party shall have given notice to the other that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than twelve (12) months beyond the month in which the Change in Control occurred.

3. Change in Control Payment. The provisions of this Paragraph 3 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Parent. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change of Control.

(a) Change in Control.

(i) If within twelve (12) months after the occurrence of the first event constituting a Change in Control, Executive’s employment is terminated by the Company without Cause as defined in Paragraph 1 or Executive terminates his employment for Good Reason as provided in Paragraph 1, then the Company shall pay Executive on the date of termination a lump sum in cash in an amount equal to three (3) times the sum of (A) Executive’s current Base Salary plus (B) Executive’s highest annual incentive compensation under the Company’s Executive Bonus Incentive Plan in the three (3) immediately preceding fiscal years, excluding any sign-on bonus, retention bonus or any other special bonus (“Incentive Compensation”).

(ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Change in Control, all stock options and other stock-based awards granted to Executive by the Parent shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Change in Control. In addition, all restricted stock units held by Executive pursuant to the Management Stock Purchase Plan shall become fully vested upon a Change of Control and Executive shall be entitled to receive the shares of stock represented by such restricted stock units. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the employee stock option or incentive plan or any agreement or other instrument attendant thereto pursuant to which such options or awards were granted.

(iii) The Company shall, for a period of two (2) years commencing on the date of termination, pay such health insurance premiums as may be necessary to allow Executive, Executive’s spouse and dependents to continue to receive health insurance coverage substantially similar to the coverage they received prior to the date of termination.

(iv) In addition, the Company shall, for a period of two (2) years commencing on the date of termination, pay or promptly reimburse Executive for expenses incurred for leasing an automobile (the “Leasing Allowance”) in an amount equal to the Leasing Allowance that Executive was entitled to receive from the Company in accordance with the Leasing Allowance policies and procedures then in effect prior to the date of termination.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding (except as otherwise provided in this Paragraph 3(b)), in the event that any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:

(A) If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes payable by Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the-sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within 45 days after the Company has sent Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

For the purposes of this Paragraph 3(b), “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(ii) Notwithstanding anything in this Paragraph 3(b) to the contrary, if the Change in Control event triggering such payment occurs on or prior to December 31, 2013, the following provisions shall apply in lieu of Paragraph 3(b)(i) and Paragraph 3(b)(iii), but only to the extent that it shall be determined that the Severance Payments, would be subject to the Excise Tax and such Severance Payments exceed 110% of the Threshold Amount, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Paragraph 3(b)(ii), and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.

(A) The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 3(b)(ii)(A) and Paragraph 3(b)(iv), shall be paid to the relevant tax authorities as withholding taxes on behalf of the Executive at such time or times when each Excise Tax payment is due. Any determination by Grant Thornton LLP or any other nationally recognized accounting firm selected by the Company (the “Accounting Firm”) shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the

Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Paragraph 3(b)(ii)(B) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Paragraph 3(b)(ii)(B) below, shall be promptly paid by the Company to the relevant tax authorities as withholding taxes on behalf of the Executive.

(B) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

(3) cooperate with the Company in good faith in order to effectively contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 3(b)(ii)(B), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis (to the extent not prohibited by applicable law) and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(C) If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to this Paragraph 3(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Paragraph 3(b)(ii)(B) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after a Gross-Up Payment by the Company on behalf of the Executive pursuant to this Paragraph 3(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(iii) Notwithstanding anything in this Paragraph 3(b) to the contrary, if the Change in Control event triggering such payment occurs on or prior to December 31, 2013, the following provisions shall apply in lieu of Paragraph 3(b)(i) and Paragraph 3(b)(ii), but only to the extent that it shall be determined that the Severance Payments, would be subject to the Excise Tax and such Severance Payments do not exceed 110% of the Threshold Amount: the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.

(iv) The determination as to which of the alternative provisions of Paragraph 3(b) shall apply to Executive shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of the alternative provisions of Paragraph 3(b) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

4. Unauthorized Disclosure. Executive acknowledges that in the course of his employment with the Company (and, if applicable, its predecessors), he has been allowed to become, and will continue to be allowed to become, acquainted with the Company’s and the Parent’s business affairs, information, trade secrets, and other matters which are of a proprietary or confidential nature, including but not limited to the Company’s, the Parent’s and their affiliates’ and predecessors’ operations, business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively the “Confidential Information”) concerning the Company’s, the Parent’s and their affiliates’ and predecessors’ business. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside the Company or the Parent except to the extent that (i) Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company and the Parent, (ii) Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, Executive shall promptly inform the Company or the Parent, as appropriate, of such event, shall cooperate with the Company or the Parent, as appropriate, in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the Company’s industry (the “Fluid-Control Industry”), other than as a result of any action or inaction by Executive; or (iv) such information has been rightfully received by a member of the Fluid-Control Industry or has been published in a form generally available to the Fluid-Control Industry prior to the date Executive proposes to disclose or use such information. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company or the Parent. At such time as Executive shall cease to be employed by the Company, he will immediately turn over to the Company or the Parent, as appropriate, all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with the Company. The provisions of this Paragraph 4 shall survive termination of this Agreement for any reason.

5. Covenant Not to Compete. In consideration of the benefits afforded Executive under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the provisions of Paragraph 4, Executive agrees that

(a) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is engaged in a business that is competitive with any of the Company’s or the Parent’s products which are produced by the Company or the Parent or any affiliate of either entity as of the date of Executive’s termination of employment with the Company, in any area or territory in which the Company or the Parent or any affiliate of either entity conducts operations; provided, however, that the foregoing shall not prohibit Executive from owning up to one percent (1%) of the outstanding stock of a publicly held company engaged in the Fluid-Control Industry; and

(b) during the term of Executive’s employment with the Company and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, Executive will not directly or indirectly solicit or induce any present or future employee of the Company or the Parent or any affiliate of either entity to accept employment with Executive or with any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated, and Executive will not employ or cause any business, operation, corporation, partnership, association, agency, or other person or entity with which Executive may be associated to employ any present or future employee of the Company or the Parent without providing the Company or the Parent, as appropriate, with ten (10) days’ prior written notice of such proposed employment.

Should Executive violate any of the provisions of this Paragraph, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which Executive began such violation until he permanently ceases such violation.

6. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Executive:

At his home address as shown

in the Company’s personnel records;

if to the Company:

CIRCOR, Inc.

25 Corporate Drive

Burlington, MA 01803

Attention: Board of Directors of CIRCOR International, Inc.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Not an Employment Contract. This Agreement is intended only to provide those benefits for Executive as set forth in Paragraph 3 in connection with a Change of Control. As such, this Agreement is not intended to and does not in any way constitute an employment agreement or other contract which would cause the employee to be considered anything other than an employee at will or to in any way be entitled to any specific payments or benefits from the Company in the event of a termination of employment not subject to Paragraph 3 of this Agreement.

8. Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts (without regard to principles of conflicts of laws).

9. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Arbitration; Other Disputes. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 4 or 5 hereof.

12. Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company and the Parent in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and/or the Parent which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and/or the Parent at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company and the Parent in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of his Base Salary and Incentive Compensation) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Paragraph 12, including, but not limited to, reasonable attorneys’ fees and costs.

13. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

14. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

CIRCOR, INC.

By:	/s/ David A. Bloss, Sr.
David A. Bloss, Sr. Chairman

EXECUTIVE

/s/ Andrew William Higgins
Andrew William Higgins

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